UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): February 24, 2009

KeyOn Communications Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	74-3130469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11742 Stonegate Circle Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

(Former name or former address, if changed since last report)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.      Termination of a Material Definitive Agreement.

On November 14, 2008, KeyOn Communications Holdings, Inc., (“KeyOn” or the “Company”) entered into an Agreement and Plan of Merger (the "Merger Agreement") with Internet America, Inc. (“Internet America”), a Texas corporation and IA Acquisition, Inc. (“AcquisitionSub”), a Delaware corporation wholly owned by Internet America, pursuant to which AcquisitionSub was to be merged with and into KeyOn with KeyOn continuing as the surviving corporation wholly-owned by Internet America (the “Merger”).

Pursuant to the Merger Agreement, the Company and its shareholders were to receive an aggregate of 16,155,906 shares of Internet America common stock in a stock-for-stock exchange for all outstanding shares of KeyOn common stock, which shares were to be registered pursuant to an S-4 Registration Statement. Upon completion of the Merger, KeyOn shareholders were to own 45%, and Internet America shareholders were to own 55%, of the aggregate number of outstanding shares of common and preferred stock of the Company.

Effective February 19, 2009, KeyOn notified Internet America and AcquisitionSub that it was terminating the Merger Agreement as a result of certain material breaches to the Merger Agreement by Internet America. KeyOn believes that there are now termination fees due and owing to KeyOn as a result of these breaches. In response, by letter dated February 19, 2009, Internet America has disputed our right to termination of the Merger Agreement, and has alleged certain breaches by KeyOn of the Merger Agreement and as a result of these alleged breaches by KeyOn, Internet America has demanded payment of termination fees from KeyOn. Despite the receipt of this demand, we believe that KeyOn will prevail in this matter and intend to contest any claims that may be brought by Internet America. Additionally, we believe that the Merger Agreement is terminated by its terms to the extent it is not consummated by February 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: February 24, 2009	By:	/s/ Jonathan Snyder
Name: Jonathan Snyder
Title: Chief Executive Office